Exhibit 99.1

Source: Aris Water Solutions, Inc.

February 28, 2024

Aris Water Solutions, Inc. Reports Fourth Quarter and Full Year 2023 Results and Provides 2024 Outlook

HOUSTON, Texas, February 28, 2024 – Aris Water Solutions, Inc. (NYSE: ARIS) (“Aris,” “Aris Water” or the “Company”) today announced financial and operating results for the fourth quarter and year ended December 31, 2023.

FOURTH QUARTER AND FULL YEAR 2023 HIGHLIGHTS

●	Increased total water volumes 4% quarter-over-quarter and 16% annually
●	Grew recycled produced water volumes 8% for the year of 2023, including record volumes in the fourth quarter
●	Achieved fourth quarter and full year 2023 net income of $13.0 million and $43.4 million, respectively
●	Diluted Net Income per Share of $0.59 for the full year of 2023; Diluted Adjusted Net Income per Share[1] of $0.88 for the year, up 14% versus 2022
●	Generated Adjusted EBITDA[1] of $49.3 million for the fourth quarter and $175.0 million for the full year, up 17% from 2022
●	Improved Adjusted Operating Margin per Barrel[2] by 11% versus the fourth quarter of 2022, reflecting the successful impact of cost saving initiatives
●	$114 million year-over-year increase in Cash Provided by Operating Activities driven by volume growth, operational efficiencies and significant improvements in working capital
●	Full year Capital Expenditures[3] of $156.4 million
●	Maintained a strong balance sheet with 2023 year-end leverage of 2.4x4 and $329.0 million of available liquidity

2024 OUTLOOK: FOCUSED ON CASH GENERATION

●	Significant positive free cash flow expected due to greater asset efficiency, improved cost structure and lower capital reinvestment
●	Full year produced water volumes are forecasted to grow approximately 2 - 5%, excluding the impact of a 2023 asset divestiture

●	Full year water solutions volumes are expected to be between 430 to 470 thousand barrels per day, approximately flat with 2023
●	Full-year Adjusted EBITDA[1] forecasted between $180 - $200 million, up approximately 9% at the midpoint versus 2023
●	Adjusted Operating Margin per Barrel[2] is anticipated to increase 8% - 13% year-over-year to $0.42 - $0.44/bbl
●	We project Capital Expenditures[3] of $85 - $105 million, down approximately 40% versus 2023, a range which reflects $12 - $16 million of capital investment needed to maintain our system and potential capital for new business development

“2023 was an exceptional year for Aris. Our team delivered significantly increased profitability, with strong momentum carrying us into 2024. A year ago, we stated that our primary objectives for 2023 were to improve asset efficiency, address our cost structure, and improve margins. Our electrification and other cost reduction efforts allowed us to recognize over $7.5 million in sustainable, annualized savings while volumes also increased throughout the year. We structurally reduced our operating costs while growing substantially, supporting our long-term contracted customers. I am very pleased with our results and the efforts of the Aris team,” said Amanda Brock, Chief Executive Officer of Aris.

“In addition, Aris’s water recycling infrastructure facilitated over 118 million barrels of recycled produced water in 2023, growing 8% year over year. In December, we achieved a major milestone by recycling over 550,000 barrels in a single day. We take pride in having helped our customers dramatically reduce their groundwater withdrawals by more than 270 million barrels in the past 3 years. We have significantly enhanced water sustainability in the areas in which we operate and are delivering long term benefits to all our stakeholders.

We remain committed to continuous improvement, optimizing our existing assets, and increasing our rates of return on invested capital and are extremely optimistic about what we can achieve in 2024 and beyond.”

OPERATIONS UPDATE

	Three Months Ended			Three Months Ended
	December 31,	September 30,	% Change	December 31,	% Change
	2023	2023		2022
(thousands of barrels of water per day)
Total Volumes	1,577	1,516	4%	1,305	21%
Produced Water Handling Volumes	1,095	1,056	4%	940	16%
Water Solutions Volumes
Recycled Produced Water Volumes Sold	401	339	18%	283	42%
Groundwater Volumes Sold	81	121	(33)%	82	(1)%
Total Water Solutions Volumes	482	460	5%	365	32%

Skim oil recoveries (barrels of water per day)	1,362	1,125	21%	775	76%
Skim oil recoveries (as a % of produced water volumes)	0.12%	0.11%	9%	0.08%	50%

	Year Ended December 31,		% Change
	2023	2022
(thousands of barrels of water per day)
Total Volumes	1,492	1,284	16%
Produced Water Handling Volumes	1,042	873	19%
Water Solutions Volumes
Recycled Produced Water Volumes Sold	324	300	8%
Groundwater Volumes Sold	126	105	20%
Groundwater Volumes Transferred	—	6	N/M %
Total Water Solutions Volumes	450	411	9%

Skim oil recoveries (barrels of water per day)	1,219	792	54%
Skim oil recoveries (as a % of produced water volumes)	0.12%	0.09%	33%
N/M Not Meaningful

FINANCIAL UPDATE

Full year Cash Flow from Operating Activities increased approximately 162% to $183.9 million as compared to 2022 and was positively impacted by a $43.8 million improvement in Accounts Receivable and Accounts Receivable from Affiliate balances.

Net income was $13.0 million for the fourth quarter of 2023 versus net income of $5.4 million in the fourth quarter of 2022 and net income of $12.2 million in the third quarter of 2023. Adjusted Net Income1 was $15.4 million for the fourth quarter of 2023 versus $9.0 million for the fourth quarter of 2022 and $13.9 million in the third quarter of 2023.

Net income was $43.4 million for the full year of 2023, versus net income of $4.8 million for the full year of 2022. Adjusted Net Income1 was $52.4 million for the full year of 2023 versus $44.1 million for the full year of 2022.

Adjusted EBITDA1 was $49.3 million for the fourth quarter of 2023, up approximately 37% from $36.1 million in the fourth quarter of 2022, and up approximately 10% from $44.9 million in the third quarter of 2023. Adjusted EBITDA1 was $175.0 million for the full year of 2023 versus $149.0 million for the full year of 2022, an increase of approximately 17%.

Adjusted Operating Margin per Barrel2 for the fourth quarter of 2023 was $0.41 per barrel versus $0.37 per barrel in the fourth quarter of 2022. Adjusted Operating Margin per Barrel2 for the full year of 2023 was $0.39 per barrel, flat versus the full year of 2022.

Fourth quarter 2023 Capital Expenditures3 totaled approximately $20 million versus $20 million in the fourth quarter of 2022. Full year 2023 Capital Expenditures3 totaled approximately $156 million versus approximately $167 million for the full year of 2022.

STRONG BALANCE SHEET AND LIQUIDITY

As of December 31, 2023, the Company had approximately $5 million in cash and $324 million available under its revolving credit facility for total available liquidity of $329 million. The Company’s leverage ratio at year-end 2023 was 2.4X4, below the low end of its target leverage range of 2.5X-3.5X.

FIRST QUARTER 2024 DIVIDEND

On February 23, 2024, Aris’s Board of Directors declared a dividend on its Class A common stock for the first quarter of 2024 of $0.09 per share. In conjunction with the dividend payment, a distribution of $0.09 per unit will be paid to unit holders of Solaris Midstream Holdings, LLC. The dividend will be paid on March 21, 2024, to holders of record of the Company’s Class A common stock as of the close of business on March 7, 2024. The distribution to unit holders of Solaris Midstream Holdings, LLC will be subject to the same payment and record dates.

FIRST QUARTER AND FULL YEAR 2024 FINANCIAL OUTLOOK

“Building on our success in 2023, our focus in 2024 is unlocking additional value from our infrastructure by driving increased returns from our existing assets, demonstrating sustainable cash generation capability, and identifying opportunities to leverage our expertise in the treatment of high-volume, complex water streams. We will prioritize safety, operational excellence, cost efficiency, and innovation,” said Amanda Brock.

“We will continue to grow alongside new and existing customers in the Northern Delaware Basin with potential upside in our shorter cycle Water Solutions business. We expect the positive momentum in our operating margins to continue as we benefit from the impact of contractual inflation clauses and additional efficiency initiatives in the field.

2024 is an inflection year for Aris. The capital investment needed to support our infrastructure is substantially lower this year as the basin matures and operators temper their pace of development. With the Aris system more fully built out, we can better utilize its reach and capabilities, which in turn should increase free cash generation. With moderating volume growth, continued improvements in operating margins, and significantly reduced capital spending, we anticipate 2024 will deliver sustainable free cash flow. Aris is exceptionally well positioned for 2024 following our demonstrated operating improvements in 2023. As the year progresses, we expect cash generation to accelerate which will drive additional returns of capital to our shareholders.”

For the full year of 2024, the Company expects:

●	Produced Water Handling volumes between 1,020 and 1,070 thousand barrels of water per day, up approximately 2 – 5% versus 2023 when adjusted for the approximately 35 thousand barrels per day impact of asset divestitures completed in the third quarter of 2023
●	Water Solutions volumes between 430 and 470 thousand barrels of water per day, approximately flat versus 2023
●	Adjusted Operating Margin per Barrel[2] between $0.42 and $0.44
●	Skim oil recoveries of approximately 1,300 barrels per day at an average WTI price of $76 per barrel
●	Adjusted EBITDA[1] between $180 and $200 million
●	Capital Expenditures[3] between $85 and $105 million

For the first quarter of 2024, the Company expects:

●	Produced Water Handling volumes between 1,075 and 1,105 thousand barrels of water per day
●	Water Solutions volumes between 325 and 345 thousand barrels of water per day
●	Adjusted Operating Margin per Barrel[2] between $0.42 and $0.44
●	Skim oil recoveries of approximately 1,600 barrels per day at an average WTI price of $76 per barrel
●	Adjusted EBITDA[1] between $43 and $47 million
●	Capital Expenditures[3] between $30 and $35 million

CONFERENCE CALL

Aris will host a conference call to discuss its fourth quarter and full year 2023 results on Thursday, February 29, 2024, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time).

Participants should call (877) 407-5792 and refer to Aris Water Solutions, Inc. when dialing in. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.ariswater.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately fourteen days. The replay can be accessed by dialing (877) 660-6853 within the United States or (201) 612-7415 outside of the United States. The access code is 13743897.

About Aris Water Solutions, Inc.

Aris Water Solutions, Inc. is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin.

1 Adjusted Net Income, Adjusted EBITDA, and Diluted Adjusted Net Income per Share are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Net Income, Adjusted EBITDA, and Diluted Adjusted Net Income per Share and a reconciliation thereof to net income, the most directly comparable GAAP measure.

2 Adjusted Operating Margin per Barrel is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Operating Margin per Barrel and a reconciliation thereof to gross margin, the most directly comparable GAAP measure.

3 Capital Expenditures is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Capital Expenditures and a reconciliation thereof to cash paid for property, plant, and equipment, the most directly comparable GAAP measure.

4 Represents a non-GAAP financial measure. Defined as net debt as of December 31, 2023, divided by trailing twelve months Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents. See the supplementary schedules in this press release for a reconciliation to the most directly comparable GAAP measure.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, statements, information, opinions or beliefs regarding our business strategy, our industry, our future profitability, business and financial performance, including our guidance for 2024, current and potential future long-term contracts, legal and regulatory developments, our ability to identify strategic acquisitions and realize expected benefits therefrom, the development of technologies for the beneficial reuse of produced water and related strategies, plans, objectives and strategic pursuits and other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “guidance,” “preliminary,” “project,” “estimate,” “expect,” “anticipate,” “continue,” “sustain,” “will,” “intend,” “strive,” “plan,” “goal,” “target,” “believe,” “forecast,” “outlook,” “future,” “potential,” “opportunity,” “predict,” “may,” “visibility,” “possible,” “should,” “could” and variations of such words or similar expressions. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated or implied by the forward-looking statements including our guidance for 2024. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, energy prices, the Russia-Ukraine and Israel-Hamas conflicts, macroeconomic conditions (such as inflation) and market uncertainty related thereto, legislative and regulatory developments, customer plans and preferences, technological innovations and developments, and other events discussed or referenced in our filings made from time to time with the Securities and Exchange Commission (“SEC”), including such factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, and if applicable, our subsequent SEC filings, which are available on our Investor Relations website at https://ir.ariswater.com/sec-filings or on the SEC’s website at www.sec.gov/edgar. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. All forward-looking statements, expressed or implied, included in this presentation and any oral statements made in connection with this presentation are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table 1

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for share and	Three Months Ended		Year Ended
per share amounts)	December 31,		December 31,
	2023	2022	2023	2022
Revenue
Produced Water Handling	$51,817	$41,061	$195,207	$151,360
Produced Water Handling—Affiliate	27,965	24,023	102,322	93,107
Water Solutions	17,445	13,928	66,625	60,672
Water Solutions—Affiliate	6,416	3,516	25,611	15,156
Other Revenue	482	342	2,353	706
Total Revenue	104,125	82,870	392,118	321,001
Cost of Revenue
Direct Operating Costs	44,995	38,143	177,973	139,480
Depreciation, Amortization and Accretion	19,495	17,800	76,632	67,524
Total Cost of Revenue	64,490	55,943	254,605	207,004
Operating Costs and Expenses
Abandoned Well Costs	89	1,134	1,303	15,771
General and Administrative	12,447	11,890	50,454	45,220
Impairment of Long-Lived Assets	—	—	—	15,597
Research and Development Expense	1,253	161	3,120	691
Other Operating (Income) Expense, Net	866	396	(1,230)	2,212
Total Operating Expenses	14,655	13,581	53,647	79,491
Operating Income	24,980	13,346	83,866	34,506
Other Expense
Interest Expense, Net	9,266	7,322	32,853	29,185
Other	107	—	107	—
Total Other Expense	9,373	7,322	32,960	29,185
Income Before Income Taxes	15,607	6,024	50,906	5,321
Income Tax Expense	2,576	605	7,494	524
Net Income	13,031	5,419	43,412	4,797
Net Income Attributable to Noncontrolling Interest	7,632	3,590	24,524	3,097
Net Income Attributable to Aris Water Solutions, Inc.	$5,399	$1,829	$18,888	$1,700

Net Income Per Share of Class A Common Stock
Basic	$0.17	$0.06	$0.59	$0.04
Diluted	$0.17	$0.06	$0.59	$0.04
Weighted Average Shares of Class A Common Stock Outstanding
Basic	30,128,424	27,946,505	30,037,681	24,070,934
Diluted	30,128,424	28,051,871	30,037,681	24,146,215

Table 2

Aris Water Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for share and per share amounts)	December 31,	December 31,
	2023	2022
Assets
Cash	$5,063	$1,122
Accounts Receivable, Net	59,393	81,683
Accounts Receivable from Affiliate	22,963	46,029
Other Receivables	12,767	4,354
Prepaids and Deposits	8,364	5,805
Total Current Assets	108,550	138,993
Fixed Assets
Property, Plant and Equipment	1,041,703	907,784
Accumulated Depreciation	(121,989)	(88,681)
Total Property, Plant and Equipment, Net	919,714	819,103
Intangible Assets, Net	232,277	269,845
Goodwill	34,585	34,585
Deferred Income Tax Assets, Net	22,634	30,424
Right-of-Use Assets	16,726	9,135
Other Assets	5,995	1,281
Total Assets	$1,340,481	$1,303,366
Liabilities and Stockholders' Equity
Accounts Payable	$25,925	$22,982
Payables to Affiliate	894	3,021
Insurance Premium Financing Liability	5,463	—
Accrued and Other Current Liabilities	64,416	65,411
Total Current Liabilities	96,698	91,414
Long-Term Debt, Net of Debt Issuance Costs	421,792	428,921
Asset Retirement Obligations	19,030	17,543
Tax Receivable Agreement Liability	98,274	97,980
Other Long-Term Liabilities	16,794	10,421
Total Liabilities	652,588	646,279
Stockholders' Equity
Preferred Stock $0.01 par value, 50,000,000 authorized. None issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class A Common Stock $0.01 par value, 600,000,000 authorized, 30,669,932 issued and 30,251,613 outstanding as of December 31, 2023; 30,115,979 issued and 29,919,217 outstanding as of December 31, 2022	306	300
Class B Common Stock $0.01 par value, 180,000,000 authorized, 27,543,565 issued and outstanding as of December 31, 2023; 27,575,519 issued and outstanding as of December 31, 2022	275	276
Treasury Stock (at Cost), 418,319 shares as of December 31, 2023; 196,762 shares as of December 31, 2022	(5,133)	(2,891)
Additional Paid-in-Capital	328,543	319,545
Accumulated Deficit	(87)	(7,722)
Total Stockholders' Equity Attributable to Aris Water Solutions, Inc.	323,904	309,508
Noncontrolling Interest	363,989	347,579
Total Stockholders' Equity	687,893	657,087
Total Liabilities and Stockholders' Equity	$1,340,481	$1,303,366

Table 3

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2023	2022	2023	2022
Cash Flow from Operating Activities
Net Income	$13,031	$5,419	$43,412	$4,797
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Deferred Income Tax Expense	2,526	562	7,299	466
Depreciation, Amortization and Accretion	19,495	17,800	76,632	67,524
Stock-Based Compensation	2,624	2,900	11,569	12,034
Impairment of Long-Lived Assets	—	—	—	15,597
Abandoned Well Costs	89	1,134	1,303	15,771
(Gain) Loss on Disposal of Assets, Net	(32)	(3)	(2,606)	478
Abandoned Projects	88	6	216	72
Amortization of Debt Issuance Costs, Net	700	580	2,280	2,143
Change in Payables Related to Tax Receivable Agreement Liability	413	—	413	—
Other	566	312	93	623
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,878)	(5,128)	20,716	(38,811)
Accounts Receivable from Affiliate	333	(20,257)	23,104	(25,838)
Other Receivables	3,711	1,301	(9,648)	(838)
Prepaids and Deposits	(6,123)	(3,977)	(2,559)	238
Accounts Payable	4,092	(1,330)	3,937	1,903
Payables to Affiliate	(283)	609	(2,127)	1,522
Accrued Liabilities and Other	(8,004)	(6,900)	9,839	12,532
Net Cash Provided by Operating Activities	31,348	(6,972)	183,873	70,213

Cash Flow from Investing Activities
Property, Plant and Equipment Expenditures	(37,862)	(49,534)	(169,736)	(146,525)
Cash Paid for Asset Acquisitions	—	(1,747)	—	(5,100)
Proceeds from the Sale of Property, Plant and Equipment	35	7,259	20,154	14,700
Net Cash Used in Investing Activities	(37,827)	(44,022)	(149,582)	(136,925)

Cash Flow from Financing Activities
Dividends and Distributions Paid	(5,346)	(5,308)	(21,429)	(24,465)
Repurchase of Shares	(738)	(2,756)	(1,363)	(2,756)
Repayment of Credit Facility	(67,000)	—	(118,000)	—
Proceeds from Credit Facility	59,000	35,000	109,000	35,000
Payment of Debt Issuance Costs Related to Credit Facility	(3,942)	—	(3,942)	—
Proceeds from Insurance Premium Financing	6,636	—	6,636	—
Payment of Insurance Premium Financing	(1,252)	—	(1,252)	—
Net Cash (Used in) Provided by Financing Activities	(12,642)	26,936	(30,350)	7,779

Net (Decrease) Increase in Cash	(19,121)	(24,058)	3,941	(58,933)
Cash, Beginning of Period	24,184	25,180	1,122	60,055
Cash, End of Period	$5,063	$1,122	$5,063	$1,122

Use of Non-GAAP Financial Information

The Company uses financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, Adjusted Net Income, net debt and leverage ratio, and Capital Expenditures. Although these Non-GAAP financial measures are important factors in assessing the Company’s operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures prepared under GAAP.

The Company calculates Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; abandoned well costs, asset impairment and abandoned project charges; losses on the sale of assets; transaction costs; research and development expense; change in payables related to the Tax Receivable Agreement liability as a result of state tax rate changes; loss on debt modification; stock-based compensation expense; and other non-recurring or unusual expenses or charges (such as temporary power costs, litigation expenses and severance costs), less any gains on the sale of assets. For the fourth quarter of 2022, we began including research and development expense in our calculation of Adjusted EBITDA due to our new beneficial reuse pilot projects, which are discreet, non-revenue initiatives.

The Company calculates Adjusted Operating Margin as Gross Margin plus depreciation, amortization and accretion and temporary power costs. The Company defines Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

The Company calculates Adjusted Net Income as Net Income (Loss) plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items. The Company calculated Diluted Adjusted Net Income Per Share as (i) Net Income (Loss) plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items, divided by (ii) the diluted weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC interests, adjusted for the dilutive effect of outstanding equity-based awards.

For the quarter ended December 31, 2023, the Company calculates its leverage ratio as net debt as of December 31, 2023, divided by Adjusted EBITDA for the trailing twelve months. Net debt is calculated as the principal amount of total debt outstanding as of December 31, 2023, less cash and cash equivalents as of December 31, 2023.

The Company calculates Capital Expenditures as cash capital expenditures for property, plant, and equipment additions less changes in accrued capital costs.

The Company believes these presentations are used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within its industry. Similarly, the Company’s management uses this information for comparative purposes as well. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, Adjusted Net Income, and Capital Expenditures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss), gross margin, or cash paid for property, plant and equipment. Additionally, these presentations as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income, net income, cash paid for property, plant, and equipment or cash flows from operating activities.

Although we provide forecasts for the non-GAAP measures Adjusted EBITDA, Adjusted Operating Margin per Barrel, and Capital Expenditures, we are not able to forecast their most directly comparable measures (net income, gross margin, and cash paid for property, plant, and equipment) calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of forward-looking non-GAAP metrics are not predictable, making it impractical for us to forecast. Such elements include but are not limited to non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue, which could have a significant impact on the GAAP measures. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. As a result, no reconciliation of forecasted non-GAAP measures is provided.

Table 4

Aris Water Solutions, Inc.

Operating Metrics

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
(thousands of barrels of water per day)
Produced Water Handling Volumes	1,095	940	1,056	1,042	873
Water Solutions Volumes
Recycled Produced Water Volumes Sold	401	283	339	324	300
Groundwater Volumes Sold	81	82	121	126	105
Groundwater Volumes Transferred (1)	—	—	—	—	6
Total Water Solutions Volumes	482	365	460	450	411
Total Volumes	1,577	1,305	1,516	1,492	1,284

Per Barrel Operating Metrics (2)
Produced Water Handling Revenue/Barrel	$0.79	$0.75	$0.78	$0.78	$0.77
Water Solutions Revenue/Barrel	$0.54	$0.52	$0.55	$0.56	$0.51
Revenue/Barrel of Total Volumes	$0.71	$0.69	$0.71	$0.72	$0.68
Direct Operating Costs/Barrel	$0.31	$0.32	$0.32	$0.33	$0.30
Gross Margin/Barrel	$0.27	$0.22	$0.26	$0.25	$0.24
Adjusted Operating Margin/Barrel	$0.41	$0.37	$0.40	$0.39	$0.39

(1) The groundwater transfer assets were sold in Q1 2022.
(2) Per Barrel operating metrics are calculated independently. Therefore, the sum of individual amounts may not equal the total presented.

Table 5

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2023	2022	2023	2022
Net Income	$13,031	$5,419	$43,412	$4,797
Interest Expense, Net	9,266	7,322	32,853	29,185
Income Tax Expense	2,576	605	7,494	524
Depreciation, Amortization and Accretion	19,495	17,800	76,632	67,524
Abandoned Well Costs	89	1,134	1,303	15,771
Impairment of Long-Lived Assets	—	—	—	15,597
Stock-Based Compensation	2,624	2,900	11,569	12,034
(Gain) Loss on Disposal of Assets, Net	(32)	(3)	(2,606)	478
Transaction Costs	129	251	802	1,520
Research and Development Expense	1,253	161	3,120	691
Change in Payables Related to Tax Receivable Agreement Liability	413	—	413	—
Other	464	489	(20)	880
Adjusted EBITDA	$49,308	$36,078	$174,972	$149,001

Table 6

Aris Water Solutions, Inc.

Reconciliation of Gross Margin to Adjusted Operating Margin and
Adjusted Operating Margin per Barrel

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2023	2022	2023	2022
Total Revenue	$104,125	$82,870	$392,118	$321,001
Cost of Revenue	(64,490)	(55,943)	(254,605)	(207,004)
Gross Margin	39,635	26,927	137,513	113,997
Depreciation, Amortization and Accretion	19,495	17,800	76,632	67,524
Adjusted Operating Margin	$59,130	$44,727	$214,145	$181,521
Total Volumes (thousands of barrels)	145,122	120,086	544,647	468,401
Adjusted Operating Margin/BBL	$0.41	$0.37	$0.39	$0.39

Table 7

Aris Water Solutions, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2023	2022	2023	2022
Net Income	$13,031	$5,419	$43,412	$4,797
Adjusted items:
Impairment of Long-Lived Assets	—	—	—	15,597
Abandoned Well Costs	89	1,134	1,303	15,771
(Gain) Loss on Disposal of Assets, Net	(32)	(3)	(2,606)	478
Stock-Based Compensation	2,624	2,900	11,569	12,034
Tax Effect of Adjusting Items (1)	(335)	(420)	(1,282)	(4,577)
Adjusted Net Income	$15,377	$9,030	$52,396	$44,100

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates.

Table 8

Aris Water Solutions, Inc.

Reconciliation of Diluted Net Income Per Share to Non-GAAP Diluted Adjusted Net Income Per Share

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Diluted Net Income Per Share of Class A Common Stock	$0.17	$0.06	$0.59	$0.04
Adjusted items:
Reallocation of Net Income Attributable to Noncontrolling Interests From the Assumed Exchange of LLC Interests	0.05	0.03	0.14	0.01
Impairment of Long-Lived Assets	—	—	—	0.28
Abandoned Well Costs	—	0.02	0.02	0.29
(Gain) Loss on Disposal of Assets, Net	—	—	(0.05)	0.01
Stock-Based Compensation	0.05	0.05	0.20	0.22
Tax Effect of Adjusting Items (1)	(0.01)	(0.01)	(0.02)	(0.08)
Diluted Adjusted Net Income Per Share	$0.26	$0.15	$0.88	$0.77

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates.

Diluted Weighted Average Shares of Class A Common Stock Outstanding	30,128,424	28,051,871	30,037,681	24,146,215
Adjusted Items:
Assumed Redemption of LLC Interests	27,543,565	29,271,745	27,554,221	30,929,045
Dilutive Performance-Based Stock Units (2)	—	—	—	—
Diluted Adjusted Fully Weighted Average Shares of Class A Common Stock Outstanding	57,671,989	57,323,616	57,591,902	55,075,260

(2) Dilutive impact of Performance-Based Stock Units already included for the three and twelve months ended December 31, 2023 and 2022.

Table 9

Aris Water Solutions, Inc.

Computation of Leverage Ratio

(Unaudited)

As of
(in thousands)	December 31, 2023
Principal Amount of Debt at December 31, 2023	$431,463
Less: Cash at December 31, 2023	(5,063)
Net Debt	$426,400

Net Debt	$426,400
÷ Trailing Twelve Months Adjusted EBITDA	174,972
Leverage Ratio	2.4

Table 10
Aris Water Solutions, Inc.
Reconciliation of Capital Expenditures
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022
Cash Paid for Property, Plant and Equipment	$37,862	$49,534	$169,736	$146,525
Change in Capital Related Accruals	(18,095)	(29,876)	(13,342)	20,876
Capital Expenditures	$19,767	$19,658	$156,394	$167,401